Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Bob Bertz, Chief Financial Officer

Chris Lien, Chief Executive Officer, Founder, and Chairman of the Board

P R E S E N T A T I O N

Operator

Greetings, and welcome to the Marin Software Second Quarter 2020 Financial Results Conference Call.

At this time, all participants are in a listen-only mode. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your first speaker, CFO Bob Bertz. Thank you. You may begin.

Bob Bertz

Thank you. Good afternoon, everyone, and welcome to Marin Software’s Second Quarter 2020 Earnings Conference Call. My name is Bob Bertz. I’m Marin’s CFO, and joining me today is Chris Lien, Marin’s CEO.

By now you should have received a copy of our earnings release, which crossed the wire a short time ago. The release can also be obtained on our website at investors.marinsoftware.com. Call participants are advised that the audio of this conference call is being recorded for playback purposes, and that the recording will be made available on the Investor Relations section of our website within a few hours.

Before we begin, I'd like to note that our discussion today will include forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements include statements about our business outlook and strategy, including the potential effects of the continuing COVID-19 global pandemic; our expectations for migrating our customers to our MarinOne platform; our estimated potential costs savings from our recent restructuring plan and other planned costs savings measures; historical results that may suggest trends for our business; our expectations about our ability to improve customer retention and new business booking and to return to growth; our ability to manage our expenses and cash resources;  the impact of investments in product and technology; progress on product development efforts; product capabilities; and future financial results.

We make these statements as of August 7, 2020 and disclaim any duty to update them. Note that the extent to which the COVID-19 global pandemic may continue to impact our business is particularly uncertain at this time and difficult to predict considering the rapidly evolving landscape. For more information regarding these and other risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements, as well as risks relating to our business in general, we refer you to the section entitled Risk Factors in our most recent reports on Form 10-Q and Form 10-K as well as our other SEC filings.

This presentation contains certain financial performance measures that are different from the financial measures calculated in accordance with GAAP, and may also be different from similar calculations or measures used by other companies. A quantitative reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is available in our second quarter 2020 earnings release.

With that, let me turn the call over to Chris.

Chris Lien

Thank you, Bob.

Good afternoon, everyone, and thank you for joining our call today. I’ll share my observations on the quarter and provide an update on our initiatives to return Marin to growth. Bob will then provide additional detail on our second quarter and our outlook for the third quarter.

We remain committed to return Marin to growth and to maximize shareholder value. Our plan to achieve this is focused on delivering a leading cross-channel advertising management platform to enable brands and their agencies to grow and optimize returns from their online advertising investments.

As I have discussed on prior calls, our efforts to return Marin to growth are taking longer than any of us would have preferred, and our revenues continue to be under pressure. At the same time, we continue to believe that our strategy is sound, and that our initiatives will show results in the coming quarters. Additionally, there are some encouraging signs present even if not yet sufficient to return Marin to growth. Our view is that as we deliver a more compelling product to our market, then good results should follow.

As announced in today’s earnings release, Q2 revenues came in at $7.3 million, which was above the high-end of our previously published guidance for Q2 but still down from Q2 in the prior year. We also beat our guidance for our forecasted operating loss for Q2. Our total cash balance at the end of Q2 was $11.8 million, reflecting the receipt of proceeds from a loan under the Paycheck Protection Program and our ongoing commitment to manage costs. We will continue to monitor our cash use closely, balancing investments in our product with cost savings.

This is our second earnings call that we have conducted during COVID-19. Although COVID-19 has disrupted the business of many of our advertisers, with overall ad spend still below pre-COVID levels, we have seen an ongoing recovery in ad spend across most industry verticals, including those such as travel, that have been hardest hit by COVID.

Overall, COVID is a negative on Marin’s business due to the reduction in spend and the overall increase in business uncertainty which leads to more conservative advertising investments. On a relative basis, we believe that digital advertising budgets should fare better than non-digital spend.

Marin continues to operate remotely given the various shelter-in-place orders for our office locations around the world. Our priority is on our team health, and we believe that we can operate remotely indefinitely if needed. Fortunately, our team is able to support our customers globally without disruption and to continue to advance our product set, especially MarinOne. As the cities where we have offices globally begin to re-open, we will offer our team members the option to return to the office or to continue to work from home. We expect even when COVID is behind us to have most of our team operating in a hybrid model with a combination of work from home and work from office as needed.

As we have discussed before, Marin seeks to be an “Ally in Digital” for the world’s leading brands and their agencies. Customers and prospects traverse a range of channels, devices, and publishers online on their path to purchase. Marketers need a cross-channel platform to engage at all points of this customer journey, and as we have highlighted, the walled gardens of Google, Facebook, and Amazon do not play well together, leaving brands to connect the dots on their own. Marin helps these advertisers to measure, manage, and optimize their online advertising investments to maximize their results, to acquire customers and to drive revenue.

Tools from the publishers understandably focus on how to enable a given advertiser to spend more money on ads from that particular publisher. Brands seek a view of their online advertising investments focused on customers and revenues, not the individual publisher siloes. Marin serves as a performance layer to supplement the publisher capabilities and to provide an objective, independent measurement of advertising performance.

As we migrate our customers to MarinOne over the balance of this year and through Q1 of 2021, we will then use MarinOne as our foundation for ongoing customer-facing innovation. We continue to invest in the development and adoption of MarinOne, our next generation cross-channel advertising platform. Our focus now is on adding sufficient functionality so that our customers can spend the majority of their day-to-day activities in MarinOne.

As part of these efforts, we launched support for All Clients View and Dashboard widgets to enable advertisers to quickly view performance across brands, lines of business, or geographies all in one place. Marin enhanced our Cross-Client Reports to enable more granular reporting on campaign objects, and we added support for Bing Responsive Search ad formats as we seek to provide brands with the ability to leverage high performing ad units across leading publishers from one integrated workspace. All of these investments are designed to deliver greater performance and time savings to leading brands as they manage their online advertising investments via MarinOne.

During the second quarter, Marin continued to expand our support for Amazon Ads. I want to remind everyone that Marin now supports the three leading ad types on Amazon: Sponsored Brands, Sponsored Products, and Sponsored Display campaigns. We debuted the Buy Box Monitoring, Sponsored Brand performance by asset, and evaluation of bid modifiers by placements for Sponsored Products.

Marin also continues to work with brands in the Amazon Attribution beta which provides advertisers with insights into how their marketing investments outside of Amazon contribute to shopping activity on Amazon. Brands advertising on Google, Facebook, and other channels can see how many conversions occurred on Amazon, giving them a more accurate understanding of the ROI on those investments.

As part of our investments in MarinOne, we continue with significant advancements in our Social capabilities to complement the robust functionality that Facebook provides in its tools. Marin expanded our campaign automation with Automated Rules for Social, allowing advertisers to trigger workflows based on campaign performance and other criteria, saving time, and improving performance.

We also added support for new Facebook ad types including Marketplace, Search, and Instagram Explore ads. Additionally, support was debuted for Facebook Housing, Employment, and Credit Audiences. Finally, we released support for Facebook’s Value Optimization bid strategy.

Marin’s focus remains on adding value for brands to maximize the returns from their online advertising investments across search, social, and e-commerce channels. Our rollout of MarinOne will continue across the balance of this year and into Q1 of next year as we migrate our customers to Marin’s next generation, cross-channel platform.

Before I turn the call over to Bob, I want to comment on the restructuring and reduction in force plan that we commenced implementation of in July that reduced our team by approximately 60 people across the Company. We undertook these changes to bring our operating costs much more in-line with our revenues while preserving our ability to support our customers and to deliver on our vision for MarinOne.

While these changes were not undertaken lightly, we believe they are the right ones for us to make given Marin’s circumstances and the added uncertainty of COVID-19. As we have highlighted, we estimate that these changes will yield pre-tax annualized cost savings of approximately $11 million to $12 million, which we already have begun to realize in the third quarter.

As I have shared in the past, despite our recent and current challenges and the additional burden of COVID-19, I continue to believe that Marin has a tremendous opportunity.

And now, Bob will review our second-quarter financial results and our outlook for the third quarter of 2020.

Bob Bertz

Thank you, Chris. I’ll provide an overview of our second quarter results and then share our forecast for the third quarter.

I’ll begin with a review of our income statement. For the second quarter of 2020, Marin generated $7.3 million in revenue, beating the high end of our guidance for the quarter by $800,000, primarily due to better than anticipated customer retention. Second quarter revenue was down 42% when compared to total revenue for the second quarter of 2019, or 31% when adjusted for the revenue impact resulting from the sale of our Perfect Audience business in late 2019, and the revised timing of revenue recognition under our strategic agreement with Google as a result of the amendment signed in Q1 of this year.

Our second quarter 2020 revenue was negatively impacted by the COVID-19 global pandemic. Although we have begun to see improvements in customer spend across most verticals, spend has not yet returned to pre-pandemic levels in most industries. We believe that COVID-19 will continue to have a negative impact on our business in the near term, but the extent and duration of the impact is uncertain at this time. Our geographic split for revenue in the first quarter was approximately 76% U.S. and 24% international.

Moving on to our operating results and the balance sheet. As a reminder, our financial statements and a reconciliation of our GAAP to non-GAAP financial measures can be found in our earnings release issued earlier today.

Our non-GAAP operating loss was $3.6 million for the second quarter of 2020 as compared to a $2.6 million loss for the second quarter of 2019. The $3.6 million operating loss in the current quarter was $1.2 million better than the high end of our guidance as a result of higher than forecasted revenues and lower expenses.

During the quarter, we continued to take meaningful steps to reduce our overall cost structure. As a result, our non-GAAP operating expenses were down 33% on a year-over-year basis, and we ended the quarter with 211 total headcount versus 272 a year ago.

As Chris mentioned earlier, we commenced the implementation of a restructuring plan in July of this year to further reduce our cost structure by approximately $11 million to $12 million on an annualized basis. Approximately $8 million to $9 million of the estimated annualized cost savings is expected to come from a reduction in force, which will reduce our workforce globally by approximately 60 positions. We expect to incur $1.5 million to $2 million in restructuring costs, the majority of which relate to severance and other one-time termination benefits. We anticipate that the reduction in force will be substantially completed, and that we will begin to realize the associated savings during the third quarter of 2020.

In terms of our balance sheet, we ended the quarter with a total cash balance of $11.8 million, representing a net increase in cash of $2.2 million from our Q1 balance. Our Q2 cash balance includes $3.3 million in proceeds received in May from an SBA loan under the Paycheck Protection Program that we took to help us respond to the impact of COVID-19 on our business.

Moving on to the outlook for the third quarter. For Q3 2020, we expect revenues to be in the range of $6 million to $6.5 million, and our non-GAAP operating loss is expected to be in the range of $3.3 million to $2.8 million. Our guidance reflects our current estimate of the anticipated impact of the COVID-19 pandemic on our financial results for the next quarter.

This concludes our call for today. Thank you for your time, and we look forward to updating you again during our Q3 2020 earnings call.